Filed Pursuant to Rule 433

Registration Statement No. 333-236658

Issuer Free Writing Prospectus, dated April 29, 2020

ONE GAS, INC.

2.00% Senior Notes due 2030

This Free Writing Prospectus relates only to the 2.00% Senior Notes due 2030 of ONE Gas, Inc. and should be read together with the Preliminary Prospectus Supplement dated April 29, 2020 relating to the 2.00% Senior Notes due 2030.

Issuer:	ONE Gas, Inc.

Security Type:	Senior Notes

Legal Format:	SEC Registered

Pricing Date:	April 29, 2020

Settlement Date:	May 4, 2020 (T+3)

Size:	$300,000,000

Maturity Date:	May 15, 2030

Benchmark Treasury:	1.500% due February 15, 2030

Benchmark Treasury Yield:	0.608%

Spread to Benchmark Treasury:	+145 basis points

Yield to Maturity:	2.058%

Price:	99.476% of principal amount

Coupon:	2.00%

Interest Payment Dates:	May 15 and November 15, commencing November 15, 2020

Optional Redemption:

Prior to February 15, 2030, callable at any time at a make-whole premium of the greater of (i) 100% of the principal amount or (ii) discounted present value at Treasury Rate plus 25 basis points.

On or after February 15, 2030, callable at any time at par.

CUSIP / ISIN:	68235P AH1 / US68235PAH10

Ratings*:	Intentionally Omitted

Minimum Denomination:	$2,000 and integral multiples of $1,000 in excess thereof

Joint Book-Running Managers:	BofA Securities, Inc. Mizuho Securities USA LLC

Senior Co-Managers:	U.S. Bancorp Investments, Inc. BOK Financial Securities, Inc.

Co-Managers:	J.P. Morgan Securities LLC Morgan Stanley & Co. LLC RBC Capital Markets, LLC SunTrust Robinson Humphrey, Inc. Wells Fargo Securities, LLC

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it from BofA Securities, Inc. by calling toll-free at 1-800-294-1322 or calling Mizuho Securities USA LLC toll free at 1-866-271-7403.